Exhibit 99.1

Contact: Debbie Lombardi GSC Group 973-593-5438 Roland Tomforde (for GNV) Broadgate Consultants, LLC 212-232-2222 Shade Vaughn (for Saratoga) Robert Marston And Associates, Inc. 212-836-4232

GSC Investment Corp. Enters Into Definitive Agreement
with Saratoga Investment Advisors, LLC

Announces $55 million recapitalization plan to cure debt default

NEW YORK, April 14, 2010 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced that Saratoga Investment Advisors, LLC and CLO Partners LLC have agreed to purchase a minority stake in the Company as part of a $55 million recapitalization plan to enable the Company to grow its business of lending to middle-market companies. The Company has been in default under its credit facility since last July.

The recapitalization plan includes Saratoga and CLO Partners purchasing approximately 9.8 million shares of common stock of GSC Investment Corp. for $1.52 per share pursuant to a definitive stock purchase agreement for a minority investment, pro forma for the issuance of the new shares, of approximately 37% of the Company’s equity. The closing of the transaction is subject to the satisfaction of certain conditions including the approval of certain elements of the transaction by the Company’s stockholders. Saratoga and CLO Partners are entities wholly or majority owned by Christian L. Oberbeck, Managing Director of Saratoga Partners, an affiliate of Saratoga.

The recapitalization plan also includes a commitment from Madison Capital Funding LLC to provide the Company with a $40 million senior secured revolving credit facility. Upon the closing of the transaction, the Company will immediately borrow funds under the new credit facility that, when added to the $15 million equity investment, will be sufficient to repay the full amount of the Company’s existing debt and to provide the Company with working capital thereafter. The closing of the new credit facility is subject to the execution of definitive documentation and the satisfaction of certain conditions.

Since July of 2009, the Company has been in default under its existing credit facility and has received multiple letters from its lender, Deutsche Bank A.G., New York Branch, reserving the lender’s right to seek remedies for the existing event of default, including foreclosing on the collateral securing the existing credit facility. Under such circumstances involving a foreclosure or similar process, the sale of fund assets under such conditions could result in materially lower proceeds than if sold in an orderly manner over a reasonable period of time. Despite an ongoing effort on the part of the Company, which included reduction of the Company’s existing debt by more than $20 million since the default and extensive discussions to reach an independent agreement with Deutsche Bank to remedy the existing event of default in a manner satisfactory to both parties, the parties have been unable to reach a satisfactory resolution without the need for additional capital. The Company and Deutsche Bank have entered into a forbearance agreement, where Deutsche Bank waives its rights under the default for a specified period of time to allow the recapitalization to close.

Under the terms of the stock purchase agreement and subject to approval by the Company’s stockholders, Saratoga will replace GSC Group as GSC Investment Corp.’s external investment manager and administrator. The terms and conditions of the investment advisory and management agreement with Saratoga, taken as a whole, will be more favorable to Saratoga than the agreement currently in place with GSC Group, but the Company believes these terms and conditions to be consistent with the market for publicly traded, externally managed business development companies.

Upon transaction close, the Company’s current Chief Executive Officer, Chief Financial Officer and Vice President, Secretary and Chief Compliance Officer will be replaced by corporate officers of Saratoga. Mr. Oberbeck will be appointed CEO and Richard A. Petrocelli will be appointed CFO and CCO. Saratoga intends to supplement its capabilities in the management of the Company’s investments by recruiting and hiring additional professionals with experience in the management of debt investments and collateralized loan obligations.

Similarly, the Company’s GSC Group-affiliated board members will be replaced by Mssrs. Oberbeck and Petrocelli. The overall size and composition of the Board of Directors will otherwise remain unchanged. At closing, the Company will change its name to Saratoga Investment Corp. The Company headquarters will be in New York City.

Promptly following closing, the Company plans to effect a 1:10 tax-free reverse stock split, pursuant to which each Company stockholder will receive one share of Company common stock in exchange for every 10 shares owned at that time. After giving effect to the minority investment by Saratoga and the 1:10 reverse stock split, the total number of shares of Company common stock outstanding will be approximately 2.7 million.

“Since late in the 2008 calendar year, Company management and our Board have performed a lengthy review of numerous strategic and refinancing options, in consultation with Stifel Nicolaus, for curing defaults under the Company’s current credit facility while maximizing stockholder value. We feel that this transaction is the best alternative for the Company given the current market conditions and existing credit facility constraints, including the risk of foreclosure,” said Seth M. Katzenstein, Chief Executive Officer of GSC Investment Corp.

Mr. Oberbeck, Managing Director of Saratoga Partners, said, “This new partnership not only cures GSC Investment Corp.’s existing default, but it will also put the Company on a trajectory for growth and profitability. The Company can now get back to the business of lending to companies poised to grow as the economy recovers.”

In a special board meeting on April 9, 2010, GSC Investment Corp.’s Board of Directors unanimously approved the stock purchase agreement and the transactions contemplated thereby with Saratoga and, subject to certain conditions, will recommend its approval and the approval of certain other elements of the transaction by GSC Investment Corp.’s stockholders.

The Company intends to hold a special stockholder meeting as soon as practicable to secure stockholder approval of certain elements of the transaction, including the issuance of the shares at a price below the net asset value per share. The transaction is also subject to certain other closing conditions.

Certain affiliates of GSC Investment Corp., and its officers and directors, have entered into a Voting and Support Agreement with Saratoga and have agreed to vote their shares of GSC Investment Corp. common stock in favor of the transactions contemplated by the stock purchase agreement.

A more in-depth discussion of the transaction will be found in the Company’s proxy statement to be filed no later than May 14, 2010 with the Securities and Exchange Commission.

Stifel, Nicolaus & Company, Incorporated served as financial advisor to GSC Investment Corp. in connection with the transaction and has issued a fairness opinion letter to the Board of Directors of the Company. Venable LLP served as GSC Investment Corp.’s legal counsel on Maryland law and related matters and Davis Polk & Wardwell LLP served as GSC Investment Corp.’s legal counsel in connection with the transaction and related matters.

Sutherland, Asbill & Brennan LLP served as Saratoga’s legal counsel in connection with the transaction and related matters.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV”. The closing price of the Company’s common stock on April 14, 2010 was $2.51. The net asset value per share of the Company’s common stock was $3.80 as of November 30, 2009, the date of its most recent publication.

About Saratoga Investment Advisors
Saratoga Investment Advisors is a New York-based investment firm formed to focus on credit driven strategies. It is affiliated with Saratoga Partners, a leading middle-market private equity investment firm with $750 million of committed and invested institutional equity capital. Saratoga Partners primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million, specializing in companies in manufacturing and business services. It also has a successful record in special situations and distressed investing.

Since Saratoga was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 35 companies with an aggregate value of more than $3.7 billion. It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG). Saratoga is an alternative asset investment manager led by its Managing Directors, Christian Oberbeck, Richard Petrocelli and Charles Phillips.

About Madison Capital Funding LLC
Madison Capital is a finance company focused exclusively on the corporate financing needs of middle market private equity firms. Madison Capital provides enterprise-value, leveraged financing for acquisitions, recapitalizations, MBOs and LBOs. The company was formed in April 2001 by a group of experienced professionals drawn from a number of leading investment banking and lending institutions. Madison Capital is based in Chicago, Illinois.

Forward Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the proposed common stock purchase and debt financing transactions and other actions described in this press release, including the reverse stock split. Words such as

“intends,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the satisfaction of the conditions of the proposed transactions on the proposed timeframe or at all, and other factors enumerated in the filings GSC Investment Corp. makes with the SEC. GSC Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It
In connection with the proposed transactions and actions described in this press release and required stockholder approval, GSC Investment Corp. will file with the SEC a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the stockholders of GSC Investment Corp. GSC Investment Corp.’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transactions and actions. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov.

GSC Investment Corp. and its officers and directors may be deemed to be participants in the solicitation of proxies from GSC Investment Corp.’s stockholders with respect to the proposed transactions. Information about GSC Investment Corp.’s executive officers and directors and their ownership of GSC Investment Corp. common stock is set forth in the proxy statement for GSC Investment Corp. filed with the SEC on May 29, 2009. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of GSC Investment Corp.’s executive officers and directors in the proposed transactions and actions by reading the preliminary and definitive proxy statements regarding the proposed transactions and actions, which will be filed with the SEC.